For Immediate Release

August 14, 2007

                      COMMUNITY FINANCIAL SHARES, INC. TO
                           REPURCHASE 200,000 SHARES

         GLEN ELLYN, ILLINOIS: Community Financial Shares, Inc. (Pink Sheets:
CFIS.PK) announced today that it has commenced a self-tender offer for up to 200,000 shares of its common stock, which represents approximately 15 percent of its outstanding shares. Community Financial shareholders will be given the opportunity to sell part or all of their shares to the Company at a price of $26.00 per share. Based upon the offering price specified in the offer, the aggregate purchase price, if 200,000 shares are purchased, would be $5,200,000. The offer to purchase shares is expected to commence August 14, 2007 will expire at 5:00 p.m., Central time, on September 28, 2007, unless extended by the Company.

         Under the procedures for this Tender Offer, shareholders may offer to sell all or a portion of the shares they own at $26.00.

         Scott W. Hamer, Community Financial's President and Chief Executive Officer, stated, "Community Financial is making the tender offer because our Board of Directors believes that the purchase of shares pursuant to the offer will have a positive impact on shareholder value. On a pro forma basis, we expect the successful completion of the tender offer to increase earnings per share and return on shareholders' equity."

         Community Financial Shares, Inc. is the registered bank holding company for Community Bank-Wheaton/Glen Ellyn, which operates three banking service centers in suburban Chicago and plans to open a fourth banking center in the fall of 2007.

         Howe Barnes Hoeffer & Arnett, Inc. will act as the Dealer Manager and Information Agent for the offer and Illinois Stock Transfer Company will be the depositary for the shares tendered. Questions to or requests for assistance may be directed to Howe Barnes toll free at (800) 800-4693.

         Neither Community Financial nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering any or all of such shareholder's shares in the offer and has not authorized any person to make any such recommendation

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Community Financial common stock. The Company's proposed tender offer will be made solely by the Offer to Purchase, which will be mailed to shareholders. Shareholders are urged to read carefully the Offer to Purchase when it becomes available. These materials will contain important information about the offer, including the various terms and conditions to the offer.

         Shareholders will be able to obtain a free copy of the Company's Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company will file with the Securities and Exchange Commission at the SEC's website at www.sec.gov. Shareholders also will be able to obtain a copy of these documents without charge from the Company.

For further information contact:

Scott W. Hamer
President and Chief Executive Officer
(630) 545-0900